Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, October 20, 2026

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $1.08

Commerce Bancshares, Inc. announced earnings of $1.08 per share for the three months ended September 30, 2026, compared to $1.01 per share in the same quarter last year and $1.10 per share in the second quarter of 2026. Net income for the third quarter of 2026 amounted to $155.0 million, compared to $141.5 million in the third quarter of 2025 and $159.8 million in the prior quarter.

For the nine months ended September 30, 2026, earnings per share totaled $3.14 compared to $3.03 for the first nine months of 2025. Net income amounted to $456.4 million for the nine months ended September 30, 2026, compared to $425.6 million in the comparable period last year. For the year to date, the return on average assets was 1.75%, and the return on average equity was 14.03%.

In making this announcement, John Kemper, Chief Executive Officer, said, “Commerce delivered another solid quarter, with strong profitability, broad-based loan growth, continued momentum across our fee businesses and excellent credit quality. Ending loan balances grew at an annualized rate of more than 7% during the quarter, led by continued strength in our commercial and wealth segments. These results reflect the durability of our diversified business model and our team’s continued focus on serving our customers.

“Our underlying net interest margin expanded after excluding the TIPS inflation income recognized in the prior quarter. Fee income also increased, led by continued strength in our trust, bank card, and deposit fees. This balanced revenue mix remains an important source of strength for Commerce and supports consistent performance over time.

“Deposit balances performed in line with our expectations during the quarter. Our longstanding customer relationships, diverse deposit base and strong liquidity position continue to provide a solid foundation for growth. We also remained focused on disciplined capital management, repurchasing approximately 1.9 million shares while maintaining strong capital levels and supporting balance sheet growth. This balanced approach allows us to support customer growth, return capital to shareholders and maintain the strong balance sheet that has been a source of strength through economic cycles.”

Third Quarter 2026 Financial Highlights:

•Net interest income was $308.9 million, a $6.2 million decrease from the prior quarter. The net yield on interest earning assets decreased six basis points to 3.71%.

•Non-interest income totaled $185.5 million, an increase of $1.6 million, or .9%, over the prior quarter and was 37.5% of total revenue.

Exhibit 99.1
•Compared with the same period last year, trust fees grew $15.0 million, or 25.7%, while bank card fees increased $3.6 million, or 8.0%.

•Non-interest expense totaled $285.9 million, a decrease of $11.1 million, or 3.7%, from the prior quarter.

•Average loan balances totaled $20.7 billion, an increase of $172.3 million, or .8%, over the prior quarter.

•Total average available for sale debt securities decreased $473.7 million from the prior quarter to $8.2 billion, at fair value.

•Total average deposits decreased $361.6 million, or 1.3%, from the prior quarter to $27.2 billion.

•The ratio of annualized net loan charge-offs to average loans was .20% in the current quarter compared to .19% in the prior quarter.

•The allowance for credit losses on loans increased $2.5 million during the third quarter of 2026 to $197.8 million, and the ratio of the allowance for credit losses on loans to total loans was .93% at September 30, 2026, compared to .94% at June 30, 2026.

•The Company purchased approximately 1.9 million shares of its common stock during the current quarter at an average price of $58.84.

•Total assets on September 30, 2026 were $34.8 billion, a decrease of $445.8 million from the prior quarter.

•For the quarter, the return on average assets was 1.79%, the return on average equity was 14.17%, and the efficiency ratio was 56.69%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, wealth management and securities brokerage. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions. Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. The company also delivers financial planning, private banking, investment management and trust services to clients throughout a network of dedicated wealth offices across the country. Customers can conveniently access their account 24/7 using mobile and online platforms, as well as a customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Sep. 30, 2026	Jun. 30, 2026	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
FINANCIAL SUMMARY
Net interest income	$308,877	$315,085	$279,457	$923,802	$828,706
Non-interest income	185,466	183,828	161,511	545,145	486,073
Total revenue	494,343	498,913	440,968	1,468,947	1,314,779
Investment securities gains (losses)	4,097	12,830	7,885	28,574	731
Provision for credit losses	10,025	8,731	20,061	29,716	40,145
Non-interest expense	285,931	297,068	244,018	874,125	726,831
Income before taxes	202,484	205,944	184,774	593,680	548,534
Income taxes	44,408	45,775	41,152	131,064	120,516
Non-controlling interest expense (income)	3,086	379	2,104	6,213	2,429
Net income attributable to Commerce Bancshares, Inc.	$154,990	$159,790	$141,518	$456,403	$425,589
Earnings per common share:
Net income — basic	$1.08	$1.10	$1.01	$3.14	$3.03
Net income — diluted	$1.08	$1.10	$1.01	$3.14	$3.03
Effective tax rate	22.27%	22.27%	22.53%	22.31%	22.07%
Fully-taxable equivalent net interest income	$311,255	$317,475	$281,770	$930,934	$835,614
Average total interest earning assets (1)	$33,289,647	$33,779,032	$30,732,665	$33,730,139	$30,753,879
Diluted wtd. average shares outstanding	142,219,858	144,309,038	139,086,435	144,115,180	139,338,842
RATIOS
Average loans to deposits (2)	76.06%	74.44%	70.61%	74.65%	70.08%
Return on total average assets	1.79	1.84	1.78	1.75	1.81
Return on average equity (3)	14.17	14.70	15.26	14.03	16.15
Non-interest income to total revenue	37.52	36.85	36.63	37.11	36.97
Efficiency ratio (4)	56.69	58.40	55.26	58.34	55.21
Net yield on interest earning assets	3.71	3.77	3.64	3.69	3.63
EQUITY SUMMARY
Cash dividends per share	$.275	$.275	$.262	$.825	$.786
Cash dividends on common stock	$39,246	$39,861	$36,733	$119,462	$110,360
Book value per share (5)	$29.68	$30.45	$27.15
Market value per share (5)	$54.74	$57.75	$56.91
High market value per share	$60.92	$58.43	$63.18
Low market value per share	$54.68	$48.74	$55.16
Common shares outstanding (5)	142,043,272	143,894,124	139,672,183
Tangible common equity to tangible assets (6)	11.06%	11.39%	11.27%
Tier I leverage ratio	13.04%	12.81%	12.95%
OTHER QTD INFORMATION
Assets under administration (shown in billions)	$92.2	$94.5	$82.2
Number of bank/ATM locations	247	248	239
Full-time equivalent employees	4,969	4,976	4,666
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2025.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Nine Months Ended
	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
Interest income	$402,695	$407,331	$396,507	$373,617	$374,105	$1,206,533	$1,110,106
Interest expense	93,818	92,246	96,667	90,465	94,648	282,731	281,400
Net interest income	308,877	315,085	299,840	283,152	279,457	923,802	828,706
Provision for credit losses	10,025	8,731	10,960	15,993	20,061	29,716	40,145
Net interest income after credit losses	298,852	306,354	288,880	267,159	259,396	894,086	788,561
NON-INTEREST INCOME
Trust fees	73,418	71,512	71,049	62,125	58,412	215,979	170,575
Bank card transaction fees	49,182	48,121	45,585	46,761	45,551	142,888	137,506
Deposit account charges and other fees	29,651	29,259	28,578	27,949	27,427	87,488	80,297
Consumer brokerage services	6,345	5,862	5,444	5,185	6,698	17,651	16,866
Capital market fees	4,034	5,667	5,338	4,230	5,138	15,039	16,425
Loan fees and sales	3,566	3,274	3,243	3,594	3,465	10,083	10,288
Other	19,270	20,133	16,614	16,364	14,820	56,017	54,116
Total non-interest income	185,466	183,828	175,851	166,208	161,511	545,145	486,073
INVESTMENT SECURITIES GAINS (LOSSES), NET	4,097	12,830	11,647	2,929	7,885	28,574	731
NON-INTEREST EXPENSE
Salaries and employee benefits	181,566	179,954	180,787	162,889	157,461	542,307	465,564
Data processing and software	38,849	38,241	38,328	35,273	33,555	115,418	98,697
Professional and other services	14,645	16,506	18,792	14,573	11,284	49,943	34,283
Net occupancy	15,068	14,638	15,308	13,172	13,474	45,014	41,148
Marketing	6,824	6,413	6,957	6,201	6,670	20,194	18,487
Equipment	5,707	5,870	5,671	5,682	5,421	17,248	15,826
Supplies and communication	5,492	5,484	5,238	4,841	4,837	16,214	14,845
Deposit Insurance	3,789	3,841	3,914	(81)	3,074	11,544	10,130
Other	13,991	26,121	16,131	10,445	8,242	56,243	27,851
Total non-interest expense	285,931	297,068	291,126	252,995	244,018	874,125	726,831
Income before income taxes	202,484	205,944	185,252	183,301	184,774	593,680	548,534
Less income taxes	44,408	45,775	40,881	40,620	41,152	131,064	120,516
Net income	158,076	160,169	144,371	142,681	143,622	462,616	428,018
Less non-controlling interest expense (income)	3,086	379	2,748	2,019	2,104	6,213	2,429
Net income attributable to Commerce Bancshares, Inc.	$154,990	$159,790	$141,623	$140,662	$141,518	$456,403	$425,589
Net income per common share — basic	$1.08	$1.10	$0.96	$1.01	$1.01	$3.14	$3.03
Net income per common share — diluted	$1.08	$1.10	$0.96	$1.01	$1.01	$3.14	$3.03
OTHER INFORMATION
Return on total average assets	1.79%	1.84%	1.62%	1.73%	1.78%	1.75%	1.81%
Return on average equity (1)	14.17	14.70	13.22	14.70	15.26	14.03	16.15
Efficiency ratio (2)	56.69	58.40	60.00	56.23	55.26	58.34	55.21
Effective tax rate	22.27	22.27	22.40	22.41	22.53	22.31	22.07
Net yield on interest earning assets	3.71	3.77	3.59	3.60	3.64	3.69	3.63
Fully-taxable equivalent net interest income	$311,255	$317,475	$302,204	$285,830	$281,770	$930,934	$835,614
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Sep. 30, 2026	Jun. 30, 2026	Sep. 30, 2025
ASSETS
Loans
Business	$7,262,310	$7,115,984	$6,414,792
Real estate — construction and land	1,451,704	1,493,455	1,433,652
Real estate — business	4,227,627	4,064,253	3,745,000
Real estate — personal	4,335,991	4,369,077	3,070,980
Consumer	2,712,153	2,527,448	2,171,599
Revolving home equity	662,277	649,332	364,241
Consumer credit card	556,558	561,277	575,317
Overdrafts	3,321	52,655	11,186
Total loans	21,211,941	20,833,481	17,786,767
Allowance for credit losses on loans	(197,840)	(195,375)	(175,671)
Net loans	21,014,101	20,638,106	17,611,096
Loans held for sale	2,165	3,799	2,538
Investment securities:
Available for sale debt securities	7,928,567	8,322,634	8,998,586
Trading debt securities	43,700	57,651	56,282
Equity securities	41,492	114,724	53,193
Other securities	239,001	242,737	227,430
Total investment securities	8,252,760	8,737,746	9,335,491
Federal funds sold	515	2,010	—
Securities purchased under agreements to resell	1,150,000	1,150,000	850,000
Interest earning deposits with banks	1,773,409	2,260,162	2,477,668
Cash and due from banks	624,151	645,674	476,441
Premises and equipment — net	554,527	527,679	483,000
Goodwill	253,805	253,805	146,539
Other intangible assets — net	135,087	140,482	13,329
Other assets	1,062,864	909,704	892,586
Total assets	$34,823,384	$35,269,167	$32,288,688
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$8,217,972	$8,172,552	$7,489,645
Savings, interest checking and money market	16,741,629	17,320,654	15,551,799
Certificates of deposit of less than $100,000	991,028	1,017,503	1,002,640
Certificates of deposit of $100,000 and over	1,297,238	1,364,993	1,413,965
Total deposits	27,247,867	27,875,702	25,458,049
Federal funds purchased and securities sold under agreements to repurchase	2,696,103	2,428,291	2,473,065
Other borrowings	16,164	26,291	9,270
Other liabilities	647,826	557,078	555,257
Total liabilities	30,607,960	30,887,362	28,495,641
Stockholders’ equity:
Common stock	742,606	742,606	676,054
Capital surplus	3,999,745	3,993,098	3,390,526
Retained earnings	468,767	353,023	360,723
Treasury stock	(343,578)	(232,318)	(121,972)
Accumulated other comprehensive income (loss)	(678,958)	(498,731)	(533,666)
Total stockholders’ equity	4,188,582	4,357,678	3,771,665
Non-controlling interest	26,842	24,127	21,382
Total equity	4,215,424	4,381,805	3,793,047
Total liabilities and equity	$34,823,384	$35,269,167	$32,288,688

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
ASSETS:
Loans:
Business	$6,934,517	$6,864,328	$6,687,131	$6,317,805	$6,230,019
Real estate — construction and land	1,471,171	1,545,640	1,592,328	1,408,339	1,396,977
Real estate — business	4,077,981	4,062,672	4,045,670	3,730,679	3,715,597
Real estate — personal	4,343,967	4,386,681	4,417,131	3,058,834	3,059,913
Consumer	2,653,454	2,472,965	2,421,541	2,200,500	2,160,637
Revolving home equity	653,614	630,034	611,101	372,194	360,820
Consumer credit card	545,441	544,688	555,697	565,896	563,351
Overdrafts	6,449	7,291	7,144	6,592	7,037
Total loans	20,686,594	20,514,299	20,337,743	17,660,839	17,494,351
Allowance for credit losses on loans	(194,777)	(198,032)	(201,769)	(175,129)	(164,623)
Net loans	20,491,817	20,316,267	20,135,974	17,485,710	17,329,728
Loans held for sale	1,909	1,462	2,361	2,532	2,369
Investment securities:
U.S. government and federal agency obligations	3,495,551	3,365,011	3,190,796	3,197,720	2,693,327
Government-sponsored enterprise obligations	54,554	54,593	54,800	54,955	55,014
State and municipal obligations	673,412	695,988	709,332	724,737	756,137
Mortgage-backed securities	3,444,269	4,015,292	4,211,068	4,316,799	4,461,056
Asset-backed securities	1,015,185	1,056,932	1,201,187	1,336,859	1,466,770
Other debt securities	165,446	171,284	176,676	196,633	204,281
Unrealized gain (loss) on debt securities	(656,125)	(693,080)	(630,778)	(645,595)	(766,025)
Total available for sale debt securities	8,192,292	8,666,020	8,913,081	9,182,108	8,870,560
Trading debt securities	50,797	53,144	97,801	61,160	56,032
Equity securities	66,468	92,386	50,378	52,387	50,823
Other securities	241,759	247,335	250,641	227,395	220,041
Total investment securities	8,551,316	9,058,885	9,311,901	9,523,050	9,197,456
Federal funds sold	901	733	862	—	23
Securities purchased under agreements to resell	1,150,000	934,617	850,000	850,000	850,000
Interest earning deposits with banks	2,242,802	2,575,956	2,997,340	2,786,891	2,422,441
Other assets	1,950,335	1,986,886	2,074,538	1,700,147	1,709,247
Total assets	$34,389,080	$34,874,806	$35,372,976	$32,348,330	$31,511,264

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$8,065,085	$8,034,747	$7,874,488	$7,592,431	$7,345,156
Savings	1,299,729	1,330,292	1,301,768	1,261,285	1,283,671
Interest checking and money market	15,486,834	15,770,092	16,019,323	14,335,613	13,740,770
Certificates of deposit of less than $100,000	1,006,309	1,026,185	1,035,130	1,015,617	991,877
Certificates of deposit of $100,000 and over	1,341,305	1,399,523	1,465,168	1,389,149	1,416,572
Total deposits	27,199,262	27,560,839	27,695,877	25,594,095	24,778,046
Borrowings:
Federal funds purchased	176,809	250,160	141,888	130,487	130,622
Securities sold under agreements to repurchase	2,243,167	2,299,180	2,674,484	2,429,746	2,519,660
Other borrowings	1,119	1,362	90,796	1,230	1,860
Total borrowings	2,421,095	2,550,702	2,907,168	2,561,463	2,652,142
Other liabilities	429,744	403,831	423,998	395,336	402,265
Total liabilities	30,050,101	30,515,372	31,027,043	28,550,894	27,832,453
Equity	4,338,979	4,359,434	4,345,933	3,797,436	3,678,811
Total liabilities and equity	$34,389,080	$34,874,806	$35,372,976	$32,348,330	$31,511,264

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
ASSETS:
Loans:
Business (1)	5.39%	5.39%	5.41%	5.48%	5.72%
Real estate — construction and land	6.42	6.40	6.59	7.05	7.37
Real estate — business	5.61	5.70	5.75	5.76	5.92
Real estate — personal	4.85	4.79	4.82	4.38	4.34
Consumer	5.97	6.12	6.20	6.23	6.42
Revolving home equity	7.21	7.27	7.29	7.25	7.94
Consumer credit card	12.54	12.58	12.64	12.81	13.21
Overdrafts	—	—	—	—	—
Total loans	5.71	5.73	5.79	5.84	6.02
Loans held for sale	6.23	6.31	4.98	5.01	6.03
Investment securities:
U.S. government and federal agency obligations	4.04	4.76	3.60	4.07	4.06
Government-sponsored enterprise obligations	2.35	2.38	2.40	2.36	2.35
State and municipal obligations (1)	2.06	2.07	2.10	2.06	2.05
Mortgage-backed securities	2.06	2.10	2.12	2.05	2.01
Asset-backed securities	3.83	3.77	3.80	3.78	3.69
Other debt securities	3.15	3.16	3.17	2.97	2.97
Total available for sale debt securities	3.07	3.26	2.85	2.96	2.86
Trading debt securities (1)	4.51	4.37	3.14	4.61	4.67
Equity securities (1)	3.46	3.27	6.49	6.35	6.09
Other securities (1)	7.84	9.28	6.81	9.08	7.29
Total investment securities	3.20	3.42	2.97	3.12	2.99
Federal funds sold	3.96	3.28	3.29	—	—
Securities purchased under agreements to resell	4.04	4.03	4.03	4.00	4.00
Interest earning deposits with banks	3.74	3.70	3.70	3.95	4.45
Total interest earning assets	4.83	4.87	4.74	4.74	4.86

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.06	.06	.07	.05	.05
Interest checking and money market	1.54	1.45	1.48	1.45	1.54
Certificates of deposit of less than $100,000	2.96	3.07	3.17	3.25	3.33
Certificates of deposit of $100,000 and over	3.17	3.27	3.35	3.60	3.71
Total interest bearing deposits	1.63	1.57	1.61	1.62	1.71
Borrowings:
Federal funds purchased	3.73	3.67	3.66	3.92	4.34
Securities sold under agreements to repurchase	2.41	2.35	2.39	2.54	2.88
Other borrowings	1.06	.88	3.88	.65	1.71
Total borrowings	2.51	2.48	2.50	2.61	2.95
Total interest bearing liabilities	1.73%	1.68%	1.72%	1.75%	1.87%

Net yield on interest earning assets	3.71%	3.77%	3.59%	3.60%	3.64%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except ratios)	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Sep. 30, 2026	Sep. 30, 2025
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$195,375	$198,605	$179,468	$175,671	$165,260	$179,468	$162,742
Initial allowance for credit loss at acquisition	—	—	22,828	—	—	22,828	—
Provision for credit losses on loans	13,068	6,311	11,283	13,660	20,739	30,662	43,753
Net charge-offs (recoveries):
Commercial portfolio:
Business	763	224	241	222	826	1,228	1,304
Real estate — construction and land	—	—	—	16	—	—	24
Real estate — business	(7)	(7)	5,405	(24)	(23)	5,391	(71)
	756	217	5,646	214	803	6,619	1,257
Personal banking portfolio:
Consumer credit card	6,323	7,029	7,139	6,488	6,515	20,491	20,567
Consumer	2,893	1,598	1,768	2,498	2,310	6,259	7,330
Overdraft	493	411	413	485	432	1,317	1,287
Real estate — personal	139	203	2	180	269	344	376
Revolving home equity	(1)	83	6	(2)	(1)	88	7
	9,847	9,324	9,328	9,649	9,525	28,499	29,567
Total net loan charge-offs	10,603	9,541	14,974	9,863	10,328	35,118	30,824
Balance at end of period	$197,840	$195,375	$198,605	$179,468	$175,671	$197,840	$175,671
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$17,076	$20,119	$17,699	$17,660	$15,327
NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.04%	.01%	.01%	.01%	.05%	.02%	.03%
Real estate — construction and land	—	—	—	—	—	—	—
Real estate — business	—	—	.54	—	—	.18	—
	.02	.01	.19	.01	.03	.07	.01
Personal banking portfolio:
Consumer credit card	4.60	5.18	5.21	4.55	4.59	4.99	4.90
Consumer	.43	.26	.30	.45	.42	.33	.46
Overdraft	30.33	22.61	23.45	29.19	24.36	25.30	27.79
Real estate — personal	.01	.02	—	.02	.03	.01	.02
Revolving home equity	—	.05	—	—	—	.02	—
	.48	.47	.47	.62	.61	.47	.65
Total	.20%	.19%	.30%	.22%	.23%	.23%	.24%
CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.06%	.05%	.09%	.09%
Allowance for credit losses on loans to total loans	.93	.94	.97	1.01	.99
NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$268	$92	$201	$123	$255
Real estate — construction and land	—	—	—	—	191
Real estate — business	9,135	9,365	9,369	14,785	14,940
Real estate — personal	2,070	2,128	1,316	842	867
Revolving home equity	32	33	34	—	—
Total	11,505	11,618	10,920	15,750	16,253
Loans past due 90 days and still accruing interest	$26,409	$23,703	$22,824	$24,659	$21,536
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2026
For the quarter ended September 30, 2026, net income amounted to $155.0 million, compared to $159.8 million in the previous quarter and $141.5 million in the same quarter last year. The decrease in net income from the previous quarter was primarily the result of lower net interest income and net securities gains, partly offset by lower non-interest expense. The net yield on interest earning assets decreased six basis points from the previous quarter to 3.71%. Average loans increased $172.3 million, while average deposits and available for sale investment securities, at fair value, decreased $361.6 million and $473.7 million, respectively, compared to the prior quarter. For the quarter, the return on average assets was 1.79%, the return on average equity was 14.17%, and the efficiency ratio was 56.69%.

Balance Sheet Review
During the 3rd quarter of 2026, average loans totaled $20.7 billion, an increase of $172.3 million over the prior quarter, and an increase of $3.2 billion over the same quarter last year. The increase in average balances over same quarter last year was primarily due to the acquisition of FineMark, which added $2.7 billion in loan balances on January 1, 2026. Compared to the previous quarter, average balances of consumer and business loans grew $180.5 million and $70.2 million, respectively, while average construction and personal real estate loan balances declined $74.5 million and $42.7 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $24.1 million, compared to $15.9 million in the prior quarter.

Total average available for sale debt securities decreased $473.7 million from the previous quarter to $8.2 billion, at fair value. The decrease in available for sale debt securities was mainly the result of lower average balances of mortgage-backed securities, partly offset by higher average balances of U.S. government and federal agency obligations. During the 3rd quarter of 2026, the unrealized loss on available for sale debt securities increased $228.8 million to $847.4 million, at period end. Also, during the 3rd quarter of 2026, purchases of available for sale debt securities totaled $263.8 million with a weighted average yield of approximately 4.88%. Sales, maturities and pay downs of available for sale debt securities were $432.3 million. On September 30, 2026, the duration of the available for sale investment portfolio was 4.1 years, and maturities and pay downs of approximately $1.1 billion are expected to occur during the next 12 months.

Total average deposits decreased $361.6 million this quarter compared to the previous quarter and increased $2.4 billion over the same quarter last year. The decrease in average balances compared to the prior quarter was primarily due to a decline of $283.3 million in interest checking and money market deposits, while the increase in average balances over the same quarter last year was primarily due to the FineMark acquisition.

Compared to the previous quarter, total average commercial deposits grew $103.9 million, while wealth and retail banking deposits declined $295.2 million and $145.8 million, respectively. The average loans to deposits ratio was 76.1% in the current quarter and 74.4% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.2 billion, decreased $129.6 million to $2.4 billion in the 3rd quarter of 2026.

Net Interest Income
Net interest income in the 3rd quarter of 2026 amounted to $308.9 million, a decrease of $6.2 million from the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter decreased $6.2 million from the previous quarter to $311.3 million. The decrease in net interest income was mostly due to lower interest income on investment securities and deposits with banks and higher interest expense on deposits, partly offset by higher interest income on loans and securities purchased under resell agreements. Accretion income on FineMark’s loans resulting from purchase accounting adjustments totaled $5.0 million in the current quarter. The net yield (FTE) on earning assets decreased to 3.71%, from 3.77% in the prior quarter. The Company sold its portfolio of Treasury inflation-protected securities (TIPS) in the previous quarter. Excluding TIPS inflation income, the net yield (FTE) on interest earning assets was 3.66% in the previous quarter compared to 3.71% in the current quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $4.5 million, mostly due to higher average balances of consumer loans and higher average rates earned on personal real estate loans. These increases were partly offset by lower average balances of construction loans and lower average rates earned on consumer loans. The average yield (FTE) on the loan portfolio decreased two basis points to 5.71% this quarter.

Interest income on investment securities (FTE) decreased $8.9 million from the prior quarter, mostly due to lower rates earned on U.S. government and federal agency obligations, which included TIPS inflation income of $9.1 million in the prior quarter, and lower average balances of mortgage-backed securities. Additionally, the Company recorded a $955 thousand adjustment to premium amortization at September 30, 2026, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was lower than the $1.1 million adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 3.20% in the current quarter, compared to 3.42% in the previous quarter.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2026
Compared to the previous quarter, interest income on deposits with banks decreased $2.6 million due to lower average balances, partly offset by higher average rates earned.

Interest expense increased $1.6 million compared to the previous quarter, mainly due to higher rates paid on interest checking and money market deposit accounts, partly offset by lower interest checking and short-term certificate of deposit balances. Interest expense on borrowings decreased $481 thousand mostly due to lower average balances of federal funds purchased and securities sold under repurchase agreements, partly offset by higher rates paid on securities sold under repurchase agreements. The average rate paid on interest bearing deposits was 1.63% in the current quarter compared to 1.57% in the prior quarter. The overall rate paid on interest bearing liabilities was 1.73% in the current quarter and 1.68% in the prior quarter.

Non-Interest Income
In the 3rd quarter of 2026, total non-interest income amounted to $185.5 million, an increase of $24.0 million, or 14.8%, over the same period last year and an increase of $1.6 million, or .9%, over the prior quarter. The increase in non-interest income over the same period last year was mainly due to higher trust fees, bank card fees and deposit account fees. The increase in non-interest income compared to the prior quarter was mainly due to higher trust fees and bank card fees, partially offset by lower capital market fees.

Total net bank card fees in the current quarter increased over the same period last year and the prior quarter by $3.6 million, or 8.0%, and $1.1 million, or 2.2%, respectively. Compared to the same period last year, net corporate card fees increased $3.6 million, or 14.2%, primarily due to higher interchange fees, partly offset by higher rewards expense. Net merchant fees increased $241 thousand, or 4.3%, while net debit card fees decreased $265 thousand, or 2.4%. Total net bank card fees this quarter were comprised of fees on corporate card ($28.7 million), debit card ($11.0 million), merchant ($5.8 million) and credit card ($3.7 million) transactions.

In the current quarter, trust fees increased $15.0 million, or 25.7%, over the same period last year, and increased $1.9 million, or 2.7%, over the prior quarter, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.2 million, or 8.1%, mostly due to higher corporate cash management fees. In the current quarter, the Company recorded a $2.0 million gain on the sale of assets.

For the 3rd quarter of 2026, non-interest income comprised 37.5% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $4.1 million in the current quarter, compared to net gains of $12.8 million in the prior quarter and $7.9 million in the 3rd quarter of 2025. Net securities gains in the current quarter resulted primarily from net gains of $13.4 million on the Company’s portfolio of private equity investments, driven by $8.1 million in fair value adjustments and a $5.5 million gain on the sale of an investment. In addition, gains of $3.1 million resulted from the Company’s sale of 206 thousand shares of Visa, Inc. (“Visa”) Class A common stock (converted from 51 thousand shares of Visa Class C common stock). As of September 30, 2026, the Company has sold all the Visa Class C shares it received from the 2026 Visa exchange offer. These gains were partly offset by losses of $12.4 million on sales of available for sale debt securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $285.9 million, compared to $244.0 million in the same period last year and $297.1 million in the prior quarter. The increase in non-interest expense over the same period last year was mainly due to higher salaries and benefits expense, data processing and software expense, professional and other services expense, and intangible amortization expense. The decrease in non-interest expense from the prior quarter was mainly due to lower litigation expense and professional and other services expense, partly offset by higher healthcare expense.

Compared to the 3rd quarter of 2025, salaries and employee benefits expense increased $24.1 million, or 15.3%, mostly due to the onboarding of FineMark’s team members at the beginning of 2026. Acquisition-related salaries and benefits expense was $3.3 million in the current quarter. In addition, healthcare expense increased $4.1 million over the same period last year. Full-time equivalent employees totaled 4,969 and 4,666 at September 30, 2026 and 2025, respectively.

Compared to the same period last year, data processing and software expense increased $5.3 million mainly due to higher costs for service providers. Professional and other services expense increased $3.4 million compared to the 3rd quarter of 2025 and included $1.2 million in acquisition-related legal and professional services expense. The increase in other non-interest expense was mainly due to an increase of $5.4 million in intangible amortization expense related to the FineMark acquisition.

Income Taxes
The effective tax rate for the Company was 22.3% in the current quarter, 22.3% in the prior quarter, and 22.5% in the 3rd quarter of 2025.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2026

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2026
amounted to $10.6 million, compared to $9.5 million in the prior quarter, and $10.3 million in the same period last year. The ratio of annualized net charge-offs to total average loans was .20% in the current quarter, .19% in the previous quarter, and .23% in the same quarter of last year. Compared to the prior quarter, net charge-offs on consumer and business loans increased $1.3 million and $539 thousand, respectively, while net charge-offs on consumer credit card loans decreased $706 thousand.

In the 3rd quarter of 2026, annualized net charge-offs on average consumer credit card loans were 4.60% compared to 5.18% in the previous quarter and 4.59% in the same quarter last year. Consumer loan net charge-offs were .43% of average consumer loans in the current quarter, .26% in the prior quarter, and .42% in the same quarter last year.

At September 30, 2026, the allowance for credit losses on loans totaled $197.8 million, or .93% of total loans, and increased $2.5 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments on September 30, 2026 was $17.1 million, a decrease of $3.0 million compared to the liability on June 30, 2026.

At September 30, 2026, total non-accrual loans amounted to $11.5 million, a decrease of $113 thousand compared to the previous quarter. At September 30, 2026, the balance of non-accrual loans, which represented .05% of loans outstanding, included business real estate loans of $9.1 million, personal real estate loans of $2.1 million and business loans of $268 thousand. Loans more than 90 days past due and still accruing interest totaled $26.4 million at September 30, 2026.

Other
During the 3rd quarter of 2026, the Company paid a cash dividend of $.275 per common share, representing a 5% increase over the same period last year. The Company purchased approximately 1.9 million shares of treasury stock during the current quarter at an average price of $58.84.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.